Exhibit (a)(5)(I)

Sanofi-aventis Press Release

Sanofi-aventis Obtains Antitrust Clearance

in Connection With Chattem, Inc. Tender Offer

Paris, France - January 26, 2010 - Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) announced today that the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has expired in connection with its tender offer for all outstanding shares of Chattem, Inc. (Nasdaq: CHTT) for $93.50 per share, net to the seller in cash, without interest and less any required withholding taxes.

This tender offer is scheduled to expire at 12:00 midnight, New York City time, on February 8, 2010, unless the tender offer is extended. Expiration of the waiting period under the HSR Act satisfies one of the conditions of the tender offer. The tender offer remains subject to the other conditions described in the Offer to Purchase that was filed with the U.S. Securities and Exchange Commission on January 11, 2010.

The transaction is a significant milestone in sanofi-aventis’ transformational strategy. By strengthening its presence in the U.S. consumer healthcare market, which represents 25 percent of the current worldwide opportunity, sanofi-aventis is further securing its position as a global, integrated healthcare company and building a significant platform for future growth.

About sanofi-aventis

Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT : SAN) and in New York (NYSE : SNY). For more information, visit: www.sanofi-aventis.us or www.sanofi-aventis.com.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements include product development, product potential projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions. Although sanofi-aventis’ management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of sanofi-aventis, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMEA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such products candidates, the absence of guarantee that the products candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives, the Group’s ability to benefit from external growth opportunities as well as those discussed or identified in the public filings with the SEC and the AMF made by sanofi-aventis, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in sanofi-aventis’ annual report on Form 20-F for the year ended December 31, 2008. Other than as required by applicable law, sanofi-aventis does not undertake any obligation to update or revise any forward-looking information or statements.

Sanofi-aventis www.sanofi-aventis.com Media Relations: Tel. : (+) 33 1 53 77 44 50 - E-mail : MR@sanofi-aventis.com Investor Relations : Tel. : (+) 33 1 53 77 45 45 - E-mail : IR@sanofi-aventis.com

Important Additional Information:

This release is neither an offer to purchase nor a solicitation of an offer to sell shares of Chattem. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, form of letter of transmittal and related tender offer documents, filed by River Acquisition Corp. and sanofi-aventis with the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2010. Chattem filed a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC on January 11, 2010. Sanofi-aventis and Chattem have mailed these documents to all Chattem shareholders of record. These documents, as they may be amended from time to time, contain important information about the tender offer and Chattem shareholders are urged to read them carefully before any decision is made with respect to the tender offer. The tender offer materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by calling toll-free at (800) 322-2885, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.

Media Contacts:	Investor Contacts

Jean-Marc Podvin	Sebastien Martel
Corporate Communications	Corporate Investor Relations
+33 (1) 53 77 42 23	+33 (1) 5377 4545

Lisa Buffington	Felix Lauscher
U.S. Communications	U.S. Investor Relations
+1 908 981-6569	+1 908 981-5560

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